EXHIBIT 99.1

Company Contact: Joseph T. Schepers Director, Investor Relations (800) 793-2145 ext. 3002 jschepers@pernixtx.com

PERNIX THERAPEUTICS HOLDINGS REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Net Revenues Increased to $12.0 Million from $4.3 Million and EBITDA Increased to $3.0 Million from $0.6 Million in the Second Quarter

Significant Increase in Cash Position Due to $19.3 Million of Net Proceeds from Underwritten Registered Direct Equity Offering in July 2011

Natroba™ (spinosad) Topical Suspension, 0.9% Launched in August 2011

THE WOODLANDS, Texas, August 16, 2011 – Pernix Therapeutics Holdings, Inc. (“Pernix”) (NYSE Amex: PTX), a specialty pharmaceutical company primarily focused on the pediatric market, today announced financial results for the second quarter and first half of 2011.

Financial Results

For the second quarter of 2011, net revenues increased by approximately 178% to $12.0 million, compared to $4.3 million for the second quarter of 2010. The increase in net revenues was due primarily to higher volume of sales including the Company’s new CEDAX product formulation and certain generic products.

Net income for the second quarter of 2011 was approximately $1.5 million, or $0.07 per basic and diluted share, as compared to $0.2 million, or $0.01 per basic and diluted share, for the second quarter of 2010. Selling, general and administrative (“SG&A”) expenses in the second quarter of 2011 increased to approximately $4.7 million, as compared to approximately $2.8 million for the second quarter of 2010, primarily due to the doubling of the Company’s sales force and the addition of several key management positions in 2010. Depreciation and amortization expense increased to approximately $0.6 million for the second quarter of 2011, as compared to approximately $0.2 million for the second quarter of 2010. The increase is due to the amortization under certain commercial agreements, including the Company’s acquisitions of CEDAX and Macoven in 2010. The Company also recognized approximately $0.3 million in expenses related to its joint venture with SEEK for the development of Theobromine during the second quarter of 2011. For the second quarter of 2011, the Company recognized an income tax expense of approximately $0.9 million, as compared to an income tax expense of approximately $0.2 million for the second quarter of 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure) increased by approximately 435% to approximately $3.0 million for the second quarter of 2011, compared to approximately $0.6 million for the second quarter of 2010.  See the table at the end of this press release for a reconciliation of EBITDA to GAAP net income.

For the six months ended June 30, 2011, net revenues increased by approximately 68% to approximately $22.1 million compared to $13.2 million for the prior year period.  The increase in net revenues was due primarily to higher volume of sales including the Company’s new CEDAX product formulation and certain generic products.

Net income for the six months ended June 30, 2011 was approximately $2.5 million, or $0.11 per basic and diluted share, compared to $5.4 million, or $0.23 per basic and diluted share, for the prior year period. SG&A expenses for the six months ended June 30, 2011 increased to approximately $9.5 million, as compared to approximately $5.9 million for the six months ended June 30, 2010. Depreciation and amortization expense increased to $1.1 million for the six months ended June 30, 2011, as compared to $259,000 for the prior year period. The Company also recognized approximately $591,000 in expenses related to its joint venture with SEEK for the development of Theobromine during the six months ended June 30, 2011. For the six months ended June 30, 2011, the Company recognized an income tax expense of $1.6 million, as compared to an income tax benefit of $0.8 million for the prior year period.

EBITDA increased 7% to $5.2 million for the six months ended June 30, 2011 compared to $4.9 million for the prior year period. See the table at the end of this press release for a reconciliation of EBITDA to GAAP net income.

Cooper Collins, President and Chief Executive Officer of Pernix, said, “Our strong financial results in the second quarter of 2011 were primarily due to the continued sales growth of CEDAX and certain generic products, as we continue to diversify our product portfolio and reduce revenue seasonality. In August, we launched Natroba, an FDA-approved treatment for head lice, which  we believe will be an important growth driver for the Company beginning in the second half of 2011 and will enable us to further leverage our sales force. We also significantly strengthened our financial position with the completion of an underwritten registered direct offering in July 2011, which resulted in net proceeds to the Company of approximately $19.3 million. With over $36 million in cash and cash equivalents, Pernix is well-positioned to pursue strategic acquisitions and product licensing opportunities."

Business Update

Natroba™ (spinosad) Topical Suspension, 0.9%

Pernix launched Natroba™ with its pediatric sales force in August 2011. Natroba™ received U.S. Food and Drug Administration (FDA) approval as a prescription medication indicated for the topical treatment of head lice infestations in patients four years of age and older. Under the terms of the exclusive co-promotion agreement with ParaPRO LLC, Pernix expects to receive payments between 35%-42% of the net sales of Natroba™ generated by Pernix.

Natroba™ treats head lice using spinosad, a compound derived from a soil microbe.  In phase III clinical studies, Natroba™ was shown to be more effective at eliminating head lice infestations than permethrin 1%.  Natroba™ is a novel therapy that does not require nit combing, which is very tedious and time consuming.

The U.S. Centers for Disease Control and Prevention estimates between 6 to 12 million cases of head lice infestations each year in the United States.  Most cases of head lice occur in children ages 3 to 12 years old.  It is a highly communicable condition among school age children.

Natroba is a prescription, topical treatment for use only on the hair and scalp as directed by a physician.  The most common adverse events were: application site redness (3%), redness and irritation of the eyes (2%) and application site irritation (1%).

For additional safety information, see the patient and full prescribing information at www.Natroba.com.

Theobromine (BC 1036)

In March 2011,  Pernix and its joint venture with SEEK, a leading U.K. drug discovery and development group, appointed JP Morgan Cassenove as financial advisor in connection with an auction of the Theobromine (BC 1036) assets.  The auction for the global commercialization rights (excluding Korea) of Theobromine is still in process. Through this auction process the joint venture is evaluating potential opportunities to geographically segment the development and marketing of Theobromine to maximize the value of this asset.  Theobromine (BC1036) is an antitussive drug candidate in late-stage development that addresses the significant need for a non-opioid, non-codeine treatment for persistent cough. The joint venture’s decision to sell or otherwise transfer the Theobromine assets in an auction will depend on the terms of any offers the joint venture may receive.  Pernix makes no guarantee that it will receive any offers in an auction of these assets, or that such offers will be made on terms acceptable to the joint venture.

As previously announced, a pivotal Phase III trial for Theobromine is expected to begin in the European market in the second half of 2011. The joint venture is also in ongoing discussions with the FDA to determine the clinical trial program and regulatory requirements for Theobromine in the United States.

Financial Position

As of June 30, 2011, the Company had approximately $16.6 million of cash and cash equivalents.

On July 27, 2011, Pernix completed an underwritten registered direct offering of 4,000,000 shares of common stock at a price of $7.00 per share. The offering, led by Aisling Capital and OrbiMed Advisors LLC, consists of 3,000,000 shares of primary stock and 1,000,000 shares of secondary stock. Net proceeds from the sale of the shares of common stock sold by the Company, after deducting underwriting commissions and offering expenses, were approximately $19.3 million. As of August 15, 2011, including the net proceeds from the offering, the Company had approximately $36 million of cash and cash equivalents.

Conference Call Information

Management will host a conference call today at 9:00 am EDT to discuss its financial results for the second quarter of 2011. The conference call will feature remarks from Cooper Collins, Chief Executive Officer, and Tracy Clifford, Chief Financial Officer. To participate in the live conference call, please dial (800) 311-6662 (U.S.) or (719) 325-2190 (International), and provide passcode 6349282.  A live webcast of the call will also be available on the investor relations section of the Company’s website, www.pernixtx.com. Please allow extra time prior to the webcast to register for the webcast and to download and install any necessary audio software.

A replay of the call will be available through August 23, 2011. To access the replay, please dial (888) 203-1112 (U.S.) or (719) 457-0820 (International), and provide passcode 6349282. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded and generic pharmaceutical products primarily for the pediatric market.  The Company manages a portfolio of branded and generic products and Theobromine, a late-stage development product candidate. The Company’s branded products include its family of prescription treatments for cough and cold (Brovex®, Aldex® and Pediatex®) and CEDAX® (ceftibuten), an antibiotic for middle ear infections. Pernix also seeks to expand its portfolio of branded products through collaborations such as the co-promotion agreement with ParaPro, LLC to market Natroba™, an FDA-approved topical treatment for head lice. The Company promotes its branded products through an established U.S. sales force. Pernix also markets generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as amortization expense and certain other expense and revenue items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to update any forward-looking statements to reflect events or circumstances occurring after the date such statements are made.

PERNIX THERAPEUTICS HOLDINGS, INC.
  CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,635,332	$8,260,059
Restricted cash	-	501,906
Accounts receivable, net	11,082,255	14,758,240
Inventory, net	3,785,547	4,145,734
Prepaid expenses and other current assets	1,826,218	1,930,062
Deferred tax assets - current	3,720,000	2,494,000
Total current assets	37,049,352	32,090,001
Property and equipment, net	1,284,389	1,213,850
Other assets:
Investment in joint venture	911,563	1,502,814
Intangible assets, net	9,917,272	10,961,900
Other long-term assets	264,967	264,967
Total assets	$49,427,543	$46,033,532

LIABILITIES
Current liabilities:
Accounts payable	$1,779,517	$2,248,342
Accrued expenses	2,341,144	2,167,525
Accrued allowances	12,974,979	10,488,674
Income taxes payable	1,422,407	2,149,052
Contract payable	1,200,000	2,200,000
Total current liabilities	19,718,047	19,253,593
Long-term liabilities
Line of credit	6,000,000	5,000,000
Contracts payable	1,200,000	1,800,000
Deferred income taxes	653,000	1,075,000
Total liabilities	27,571,047	27,128,593
Commitments and contingencies

EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares outstanding	-	-
Common stock, $.01 par value, 90,000,000 shares authorized, 24,776,597 and 24,698,594 issued, 22,705,730 and 22,627,727 outstanding at June 30, 2011 and December 31, 2010, respectively	227,057	226,277
Treasury stock, at cost (2,070,867 shares held at June 30, 2011 and December 31, 2010, respectively)	(3,751,890)	(3,751,890)
Additional paid-in capital	9,408,586	8,934,735
Retained earnings	15,972,743	13,495,817
Total equity	21,856,496	18,904,939

Total liabilities and equity	$49,427,543	$46,033,532

PERNIX THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	20101
Net sales	$12,044,772	$4,328,302	$22,139,748	$13,194,750
Costs and expenses:
Cost of product sales	3,565,339	674,687	5,884,537	1,859,799
Selling, general and administrative expenses	4,657,011	2,787,581	9,513,595	5,878,118
Research and development expense	464,506	315,998	570,664	587,249
Loss from operations of the joint venture with SEEK	261,251	-	591,251	-
Royalties expense, net	83,412	-	344,812	-
Depreciation and amortization expense	594,014	190,196	1,087,299	258,969

Total costs and expenses	9,625,533	3,968,462	17,992,158	8,584,135

Income from operations	2,419,239	359,840	4,147,590	4,610,615

Other income (expense):
Other income	-	375	-	375
Interest expense, net	(62,487)	4,696	(92,664)	7,644
Total other income, net	(62,487)	5,071	(92,664)	8,019

Income before income taxes and non-controlling interest	2,356,752	364,911	4,054,926	4,618,634
Income tax provision (benefit)	855,000	201,730	1,578,000	(816,373)

Net income before non-controlling interest	1,501,752	163,181	2,476,926	5,435,007
Net income (loss) attributable to non-controlling interest	-	(3,663)	-	-
Net income attributable to controlling interest	$1,501,752	$166,844	$2,476,926	$5,435,007

Net income per share, basic	$0.07	$0.01	$0.11	$0.23
Net income per share, diluted	$0.07	$0.01	$0.11	$0.23

Weighted-average common shares, basic	22,698,593	24,557,691	22,675,621	23,183,645

Weighted-average common shares, diluted	23,043,014	24,608,114	23,015,064	23,206,749
_____________________________
1 Net income for the six months ended June 30, 2010 included one-time benefits associated with the termination of Pernix’s S corporation election and the recognition of net operating loss carry forwards associated with the March 9, 2010 reverse merger with Golf Trust of America, Inc.; therefore, we do not believe net income for the six month periods ended June 30, 2011 and 2010 are not directly comparable.

Supplemental Financial Information

The following table presents a reconciliation of Pernix’s net income to EBITDA.  The Company defines EBITDA as net income plus interest, income tax expense, depreciation and amortization and presents these measures to assist investors in evaluating Pernix’s operating performance and comparing the Company’s results with those of other companies.  EBITDA should not be considered in isolation from or as a substitute of net income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
GAAP Net Income	$1,501,752	$166,844	$2,476,926	$5,435,007
Plus:
Income tax expense	855,000	201,730	1,578,000	(816,373)
Depreciation and amortization	594,014	190,196	1,087,299	258,969
Interest expense, net	62,487	(4,696)	92,664	(7,644)
EBITDA	$3,013,253	$554,074	$5,234,889	$4,869,959